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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM 11-K

           [x]      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            For the fiscal year ended
                                December 31, 1998

                                       or

                  [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d)
                        OF THE SECURITIES EXCHANGE ACT OF
                     For the transition period from____ to____

                           --------------------------

                                 Commission File
                                  No. 33-79202

                           --------------------------


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                         401(K) PLAN OF THE EMPLOYEES OF
                        STANDARD FEDERAL BANK FOR SAVINGS
                             800 BURR RIDGE PARKWAY
                              BURR RIDGE, IL 60521

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                            TCF FINANCIAL CORPORATION
                    801 MARQUETTE AVENUE, MAIL CODE 100-01-A
                              MINNEAPOLIS, MN 55402

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                              REQUIRED INFORMATION

        The 401(k) Plan of the Employees of Standard Federal Bank for savings is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and supplementary schedules of the 401(k) Plan of the Employees of Standard Federal Bank for savings, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 99 to this form 11-K and are incorporated herein by reference.

                                   SIGNATURES

        THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           TCF National Bank Illinois
                                           (Plan Sponsor of the 401(k)
                                           Plan of the Employees
                                           of Standard Federal Bank for savings)

                                           By /s/ Michael B. Johnstone
                                             ----------------------------------
                                             Michael B. Johnstone
                                             President and Chief
                                             Executive Officer


                                           By /s/ Todd A. Palmer
                                             ----------------------------------
                                             Todd A. Palmer
                                             Senior Vice President and
                                             Controller

Date:  June 25, 1999

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                         401(k) Plan of the Employees of
                        Standard Federal Bank for savings

                                Index to Exhibits
                                  For Form 11-K

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        Exhibit                                                        Sequentially
        Number               Description                               Numbered Page
        -------              -----------                               -------------
        23                   Consent of KPMG Peat Marwick LLP
                             dated June 25, 1999

        99                   Financial statements and supplementary
                             schedules

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